Exhibit 3.1

                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                SCI SYSTEMS, INC.
                          (FORMERLY SPACE CRAFT, INC.)

      SCI Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows: 1. The name of the corporation is SCI Systems, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was June 5, 1961. 2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation. This Second Restated Certificate of Incorporation was duly adopted by the board of directors in accordance with Section 245 of the General Corporation Law of Delaware. 3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

      FIRST. The name of the corporation is SCI Systems, Inc.

      SECOND. Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

      THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are: To design, develop, manufacture and test all types of parts for guided and ballistic missiles, earth satellites and space craft, including the development of the structure, power supply, networks and associated electronic and frequency equipment, as well as to design, develop, manufacture and test all types of instrumentation equipment for guided and ballistic missiles, earth satellites and space craft, such equipment including transducers, measuring apparatus, signal conditioning equipment, telemetry equipment and radio frequency equipment for data transmission, command functions, tracing and propagation studies. To design, develop, manufacture and service all types of electronic and data processing systems and equipment and to provide all types of technical advice, goods and services for military, industrial and commercial use. To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description. To acquire, and pay for in cash, stock or bonds of this corporation, or otherwise, the good will, rights, assets and property and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof. To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation. Whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes. To loan to any person, film or corporation any of its surplus funds either with or without security. To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted
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by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly. To have one or more offices, to carry on all or any of its operations and business without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real or personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries subject to the laws of such state, district, territory, colony or country. In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural person might or could do. The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no-wise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

      FOURTH. (a) The aggregate number of shares which the corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock of the par value of ten cents ($. 10) per share (hereinafter called the "Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock without par value (hereinafter called the "Preferred Stock"). At every meeting of the stockholders, every holder of stock of the corporation, be it Common Stock or Preferred Stock, shall be entitled to one vote, in person or by proxy, for each share of Common Stock or Preferred Stock standing in his name on the books of the corporation. The Common Stock and the Preferred Stock shall vote together as one class unless otherwise expressly required by law.

      (b) Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shares be identical, except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of the series shall be identical in all respects with the other shares of such series, except, if dividends thereon are cumulative, as to the date from which dividends thereon shall be cumulative. Different series of the same class of shares shall not be construed to constitute different classes of shares for the purpose of voting by classes, except when such voting by classes is expressly required by law. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative, the conditions upon which and the date when such dividends shall be cumulative on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times when and the price or prices at which shares of such series shall be redeemable and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the corporation; and (v) the rights, if any, of the holders of shares of such series to convert such shares into or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange. Any action by the Board of Directors in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof, conditional upon approval of the amendment to this Article Fourth, is hereby ratified and approved.

      (c) The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as theretofore fixed and determined by the Board of Directors as hereinbefore authorized, and no more, such dividends to be payable before any dividend on the Common Stock shall be paid or set apart for payment. Arrearages in the payment of dividends shall not bear interest. Dividends may be determined to be cumulative or non-cumulative.

      (d) In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issue of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid either under the provisions of the resolution of the Board of Directors providing for the issue of such series of Preferred Stock, or by declaration of the Board of Directors, on each such share up to the
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date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock. Neither the merger or consolidation of the corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the corporation.

      (e) The authorized but unissued shares of Common Stock may be issued for such consideration, not less than the par value thereof, as may be fixed from time to time by the Board of Directors, and the authorized but unissued shares of Preferred Stock may be issued for such consideration, not less than the stated value thereof, as may be fixed from time to time by the Board of Directors.

      (f) No holder of any of the shares of the Preferred Stock or of the Common Stock of the Corporation shall be entitled as of right as such holder to purchase or to subscribe for any unissued stock of any class, or any additional shares of any class, to be issued by reason of any increase in the authorized capital stock of the corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the corporation or carrying any right to purchase stock of any class, but any such unissued stock, or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolutions of the Board of Directors, to such persons, firms corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

      (g) The corporation, acting by its Board of Directors, within action by the shareholders, may from time to time create and issue, whether or not in connection with the issue and sale of any shares of stock or of any other securities of the corporation, rights or options entitling the bearer or registered owner or holder of each such right or option to purchase from the corporation shares of any class or series of its capital stock, such rights or options to be evidenced by or ID such warrant or warrants or purchase certificate or purchase certificates, or such other instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which, or the other consideration or considerations for which such shares may be purchased from the corporation upon the exercise of any right or option shall be as fixed, stated or provided in a resolution or resolutions adopted by the Board of Directors providing for the creation and issuance of such rights or options, and in every case shall be set forth in or incorporated by reference in the warrant or warrants, or purchase certificate or purchase certificates, or other instrument or instruments evidencing such rights or options; provided, however, that the price or prices to be received upon the exercise of such rights or options shall be not less than the par value or stated value thereof. The Board of Directors shall be privileged to issue, sell or grant rights or options for the subscription to or purchase of any or all of the authorized Common Stock or Preferred Stock, or any series thereof, of the corporation not then issued or which may have been issued and reacquired as treasury stock by the corporation and any or all of any increase in stock of any class or series that may hereafter be authorized. The Board of Directors shall be privileged to reserve from issuance such portion of the corporations authorized but unissued stock of any class or series as shall be necessary to provide stock for issuance pursuant to the exercise of such rights or options.

      (h) The Board of Directors may from time to time authorize the corporation to issue scrip for fractional shares of stock of any class or series. Such scrip shall not confer upon the holder any voting or any other rights of a shareholder of the corporation, but the corporation shall from time to tune, within such tune as the Board of Directors may determine, issue one whole share of stock upon the surrender of scrip for fractional shares aggregating one whole share and upon compliance with such conditions as the Board of Directors shall fix for such transfer.

      (i) Upon adoption and filing of this amendment as provided by law, the provisions thereof shall be binding upon the holders of each share of Common Stock of the corporation then outstanding to the same extent as though the provisions thereof had been included in the Certificate of Incorporation of the corporation prior to the issuance of each share of stock of any class or series.

      FIFTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

      SIXTH. The corporation is to have perpetual existence.

      SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized: To make, alter or repeal the by-laws of the corporation. To authorize and cause to be executed
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mortgages and liens upon the real and personal property of the corporation. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created. By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may, exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the sea of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may, be stated in the by-laws of the corporation or as may be determined from tune to time by resolution adopted by the Board of Directors. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power giver at a stockholders meeting duly called for that purpose, or when authorized by a written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the corporation.

      NINTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from tune to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-law of the corporation shall so provide.

      TENTH. The corporation shall indemnify every Director and officer, his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been an officer of the corporation, except in relation to matters as to which he shall be finally adjudged in such action suit or proceeding to have beer liable thereunder by reason of negligence or misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by its counsel that the person to be indemnified did no commit a breach of duty to the corporation. The corporation shall be privileged to enter into such agreements of indemnification with its Directors, officers, agents or underwriters or other persons with whom it may deal as shall be provided by the By-Laws of the corporation or by resolutions of the Board of Directors.

      ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

      TWELFTH. (a) The business and affairs of the corporation shall be managed by, or under the direction of, a Board of Director comprised as follows: (i) The number of directors shall be fixed from time to time in accordance with the by-laws of the corporation. (ii) At the 1987 annual meeting of stockholders, the board of directors shall be divided into three classes, designated as Class I Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the 1987 annual meeting of stockholders, Class I directors shall be elected for an initial term of three years Class II directors for an initial term of two years, and Class III directors for an initial term of three years. Upon expiration of the initial term successor to the Class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term. If the number of directors fixed in accordance with the by-laws of the corporation changes at any time, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any Class elected to fill a vacancy resulting from an increase in such a Class shall hold office for a term that shall coincide with the remaining term of that Class, unless otherwise required by law, but in no case shall a decrease in the number of directors in a Class shorten the term of an incumbent director. A director shall hold office until the date of the annual meeting of stockholders upon which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. (iii) Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation retirement, disqualification from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his predecessor. (iv) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto, and such directors so elected shall not be divided into Classes pursuant to this Section (a) unless expressly provided by such terms.

      (b) Except as may be prohibited by law, by the by-laws of the corporation, or by this Restated Certificate, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the by-laws of the corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights powers, duties, rules and procedures that from time to tune shall govern the Board of Directors, including without limitation, the vote required for any action and the election of officers of the corporation by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the corporation.

      (c) Notwithstanding any other provisions of this Restated Certificate or the by-laws of this corporation (and notwithstanding the fact that a lesser percentage or separate class vote for certain actions may be permitted by law, by this Restated Certificate or by the by-laws of this corporation), the affirmative vote of the holders of not less than 70% of the shares then entitled to vote at an election of directors, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provision of this Restated Certificate or the by-laws of this corporation which is or which is proposed to be inconsistent with the terms or purposes of this Article 12; provided, however, that this Section (c) shall not apply to, and such 70% vote shall not be required to alter, amend, change, add to or repeal this Article 12 or any provisions of the by-laws relating to this Article 12, recommended by not less than two-thirds of the members of the Board of Directors.

      (d) The invalidity or unenforceability of this Article 12 or any portion hereof, or of any action taken pursuant to this Article 12 shall not affect the validity or enforceability of any other provision of this Restated Certificate, any action taken pursuant to such other provision, or any action taken pursuant to this Article 12.

      THIRTEENTH. (a) Notwithstanding any affirmative vote required by law, this Restated Certificate or the by-laws of this corporation and except as otherwise expressly provided in Section (b) of this Article 13, a Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of not less than 70% of the Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding that no vote may be required or that a lesser percentage or separate class vote may be allowed by law, any agreement with any national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or otherwise.

      (b) The provisions of Section (a) of this Article 13 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by any other provision of this Restated Certificate or the by-laws of this corporation, or by any agreement with any national securities exchange or the NASD, if all of the conditions specified in either of the following Paragraphs (i) or (ii) are met: (i) The Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder; or (ii) All of the following price and procedural conditions shall have been met: A. The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination (the "Consummation Date"), of the consideration other than cash to be received per share by the holders of Common Stock pursuant to such Business Combination shall be at least equal to the higher amount determined under the following clauses (1) and (2): 1. (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (b) in the transaction in which the interested Stockholder became an Interested Stockholder, whichever is higher; or 2. (if applicable) the Fair Market Value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher. B. The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the consideration other than cash to be received per share by the holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, in such Business Combination shall be at least equal to the highest amount determined under clauses (1), (2) and (3) below (it being intended that the requirements of this paragraph (ii)(B) of this Section (b) shall be required to be
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met with respect to every such class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Capital Stock): 1. (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of such class or series of Capital Stock acquired by it (a) within the two-year period immediately prior to the Announcement Date, or (b) the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; or 2.(if applicable) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; or 3. (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be enticed in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this corporation, regardless of whether the consummation of the Business Combination would constitute such an event. C. The consideration to be received by holders of-a particular class or series of outstanding Capital Stock in such Business Combination shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series Capital Stock. If the consideration so paid for shares of a class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall either be cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder; provided that if the Interested Stockholder acquired equal portions of such shares by forms of consideration other than cash, the form of consideration to be paid to the holders of a class or series of Capital Stock shall be the form last paid by the Interested Stockholder for previously acquired shares. D. The holders of all outstanding shares of Capital Stock not beneficially owned by the Interested Stockholder prior to the consummation of such Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares in compliance with Paragraphs (ii)(A), (ii)(B) and (ii)(C) of this Section (b)(provided, however, that the failure of any such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this Paragraph (ii)(D) of Section (b) from being satisfied). E. After the Determination Date and prior to the Consummation Date: 1. there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, except as approved by a majority of the Continuing Directors; 2. there shall have been no reduction in the annual rate of dividends paid on the Capital Stock (other than as necessary to reflect any stock split, stock dividend or subdivision of the Capital Stock), except as approved by a majority of the Continuing Directors; 3. there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, except as approved by a majority of the Continuing Directors; and 4. such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder. F. After the Determination Date, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of this corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through this corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
G. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), shall be mailed to all stockholders of this corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed under the provisions of the Exchange Act). The proxy or information statement shall contain on the first page thereof, in a prominent place (or, if required, as near as practicable to the first page thereof and in a prominent place), any statement regarding the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors choose to make, and if deemed advisable by a majority of the Continuing Directors, the proxy or information statement shall contain the opinion of an investment banking firm selected by a majority of the Continuing Directors concerning the fairness (or unfairness) of the terms of the Business Combination from a financial viewpoint to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by this corporation.

         (c) For the purpose of this Article 13, the following terms shall have the respective meanings set
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forth below: (i) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act as in existence on the date this Article 13 was approved by stockholders of this corporation. (The term "registrant" as used in Rule 12b-2 shall mean, in this case, the corporation.) (ii) "Associate" shall have the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act as in existence on the date this Article 13 was approved by stockholders of this corporation. (The term "registrant" as used in Rule 12b-2 shall mean, in this case, the corporation.) (iii) A "beneficial owner" shall mean a person who, by itself or through any of its Affiliates or associates, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: A. voting power which includes the power to vote or to direct the voting of, any Capital Stock or investment power which includes the power to dispose or to direct the disposition of, any Capital Stock; B. the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) any Capital Stock pursuant to any agreement, arrangement or understanding or upon the exercise of any conversion rights, exchange rights, warrants, options or otherwise; or C. rights pursuant to any agreements, arrangements or understandings for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a Person is an Interested Stockholder pursuant to Paragraph (viii) of this Section (c), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such Person through application of this Paragraph (iii) of this Section (c), but shall not include any other shares of Capital Stock that may be issuable by this corporation pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion rights. (iv) "Business Combination" shall mean: A. any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder, or (2) any Person (whether or not itself an Interested Stockholder) that is or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; B. any sale, lease, exchange, mortgage, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder involving any assets or securities of this corporation or any Subsidiary having an aggregate Fair Market Value equal to or in excess of 25 % of the total assets of this corporation as shown on the balance sheet of this corporation contained in the most recent annual report to stockholders of this corporation; C. the adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; D. any reclassification of securities (including any reverse stock split), recapitalization of this corporation, merger or consolidation of this corporation with any of its Subsidiaries, or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, either directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock or any securities convertible into Capital Stock, or into equity securities of any Subsidiary that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of an interested Stockholder; or E. any agreement, contract or other arrangement providing for any one or more of the actions specified in Paragraphs A through D of this Section (c)(iv). (v) "Capital Stock" shall mean all Capital Stock of this corporation authorized to be issued from time to time pursuant to Article 4 of the Restated Certificate. (vi) "Continuing Director" shall mean: A. any member of the Board of Directors of this corporation who, while such person is a member of the Board of Directors, is not an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder; and B. any successor of a Continuing Director who, while such successor is a member of the Board of Directors, is not an Interested Stockholder and is recommended or elected by a majority of Continuing Directors to succeed the Continuing Directors. (vii) "Fair Market Value', shall mean: A.
in the case of cash, the amount of such cash; B. in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock listed on any national securities exchange registered under the Exchange Act or, if such stock is not listed on any such exchange, the highest closing sale quotation during the 30-day period immediately preceding the date in question of a share of such stock as reported by the NASD Automated Quotation system ("NASDAQ"), or if there is no closing sale quotation, then the average between the high bid and asked prices with respect to a share of such stock as quoted by NASDAQ during the 30 day period preceding the date in question, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors; and C. in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors. In the event of any Business Combination in which this corporation is the surviving entity, either or both the shares of Common Stock or the shares of any other class or series of Capital Stock retained by the holders of such shares shall be deemed consideration other than cash received for purposes of Paragraphs (ii)(A) and (ii)(B) of Section (b) and Paragraph (iv) of Section (d) of this Article 13. (viii) "Interested Stockholder" shall mean any Person (other than this corporation, any Subsidiary, or any profit-sharing employee stock ownership or other employee benefit plan established by this corporation, by an Subsidiary, or by any trustee of or fiduciary with respect to any such plan when acting in such capacity) who A. is the beneficial owner of Voting Stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; B. is an Affiliate or Associate of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or C. is an assignee of or has otherwise succeeded to any shares of Capital Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended. (ix) "Person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, either directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock. (x) "Subsidiary" shall mean any corporation of which a majority of any class of its equity securities is beneficially owned by this corporation; provided, however, for the purposes of the definition of Interested Stockholder as set forth in Paragraph (viii) of this Section (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of its equity securities is beneficially owned by this corporation. (xi) "Voting Stock" shall mean all Capital Stock which, under the terms of the Restated Certificate, by-laws of this corporation or applicable law may be voted on the particular matter submitted to stockholders of this corporation.

      (d) When it appears that a particular Person may be an Interested Stockholder and that the provisions of this Article 13 must be applied or interpreted, then a majority of the total number of those directors of the corporation who would qualify as Continuing Directors (assuming, for purpose of determining Continuing Directors, that such particular person is in fact an Interested Stockholder) shall have the power and the duty to interpret all of the terms and provisions of this Article 13, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article 13, including without limitation: (i) whether a Person is an Interested Stockholder; (ii) the number of shares of Capital Stock or other securities beneficially owned by such Person; (iii) whether a Person is an Affiliate or Associate of another; and (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities of this corporation or any Subsidiary in any Business Combination has, in the aggregate a Fair Market Value equal to or in excess of 25% of the total assets of this corporation as shown on the balance sheet of this corporation contained in the most recent annual report to stockholders of this corporation. Any such determination shall be made in good faith and shall be binding and conclusive on all parties.

      (e) Nothing contained in this Article 13 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      (f) The fact that any Business Combination does or does not comply with the provisions of Section (b) of this Article 13 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or on any member thereof to approve such Business Combination or recommend its adoption or approval to the stockholders of this corporation, nor shall such compliance limit, prohibit or other vise restrict in any manner the Board of Directors, or any member thereof, with respect to its or his evaluations of, or actions and responses taken toward such Business Combination.

      (g) Notwithstanding any other provisions of this Restated Certificate or the by-laws of this corporation (and notwithstanding that a lesser percentage or separate class vote may be permitted by law, this Restated Certificate or the by-laws of this corporation), the affirmative vote of the holders of not less than 70% of the vote entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provisions inconsistent with the terms or purposes of this Article 13; provided, however, that this Section
(g) shall not apply to, and such 70% vote shall not be required to alter, amend, change, add to or repeal this Article 13 or any provisions of the by-laws relating to this Article 13, recommended by not less than two-thirds of the members of the Board of Directors of this corporation.

      FOURTEENTH. (a) Special meetings of the stockholders may be called only by the affirmative vote of two-thirds of the members of the corporation's Board of Directors, the Chairman of the Board, or stockholders holding not less than 70% of the outstanding voting stock of the corporation.

      (b) Any action required or permitted to be taken at a meeting of the stockholders of the corporation may be taken without a meeting if written consent, seeing forth the action so taken, shall be signed by stockholders holding not less than 70% percent of the outstanding shares of the Company's stock entitled to vote with respect to the subject matter thereof.

      (c) Notwithstanding any other provisions of this Restated Certificate of the by-laws of this corporation (and notwithstanding that a lesser percentage or separate class vote may be permitted by law, this Restated Certificate or the by-laws of this corporation), the affirmative vote of the holders of not less than 70% of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provisions inconsistent with this Article 14; provided, however, that this Section (c) shall not apply to, and such 70% vote shall not be required to alter, amend, change, add to or repeal this Article 14 or any provisions of the by-laws relating to this Article 14, recommended by not less than two-thirds of the members of the Board of Directors of this corporation.

      FIFTEENTH. (a) No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

      (b) Notwithstanding any other provisions of this Restated Certificate or the by-laws of this corporation (and notwithstanding that a lesser percentage or separate class vote may be permitted by law, this Restated Certificate or the by-laws of this corporation), the affirmative vote of the holders of not less than 70% of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provisions inconsistent with this Article 15; provided, however, that this Section (b) shall not apply to, and such 70% vote shall not be required to alter, amend, change, add to or repeal this Article IS or any provisions of the by-laws relating to this Article 15, recommended by not less than two-thirds of the members of the Board of Directors of this corporation.

      IN WITNESS WHEREOF, said SCI Systems, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by A. Eugene Sapp, Jr., its President, and attested by D. Lynn Cox, its Secretary, this 20th day of February, 1987.

                                                    SCI SYSTEMS, INC.

                                                   By: /s/ A. Eugene Sapp, Jr.
                                                       -------------------------
                                                   President

      Attest: By: /s/ D. Lynn Cox
                  ---------------------
                  Secretary

                         CERTIFICATE OF AMENDMENT OF THE
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                                SCI SYSTEMS, INC.
                          (FORMERLY SPACE CRAFT, INC.)

      SCI SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That at a meeting of the Board of Directors of SCI Systems, Inc., a resolution was duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of SCI Systems, Inc. (formerly Space Craft, Inc.), declaring said amendment to be advisable, and declaring that approval of said amendment be considered at the next Annual Meeting of Stockholders.

      SECOND: The Board of Directors at said meeting of the Board of Directors resolved that Article Fourth (a) of the Second Restated Certificate of Incorporation of SCI Systems, Inc. should be amended by deleting Section (a) of Article Fourth in its entirety and by substituting in lieu thereof the following:

      "FOURTH: (a) The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of common stock of the par value of ten cents ($.10) per share (hereinafter called the Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock without par value (hereinafter called the "Preferred Stock"). At every meeting of the stockholders, every holder of stock of the corporation, be it Common Stock or Preferred Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock or Preferred Stock standing in his name on the books of the corporation. The Common Stock and the Preferred Stock shall vote together as one class unless otherwise expressly required bylaw."

      THIRD: That thereafter pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

      FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, SCI Systems, Inc. has caused this Certificate to be signed by A. Eugene Sapp, Jr., its President and authorized officer, and attested by Michael M. Sullivan, its Secretary, this 18th day of January, 1996.

                                              SCI SYSTEMS, INC.
                                              By: /s/ A. Eugene Sapp, Jr.
                                                  -------------------------
                                                  A. Eugene Sapp, Jr., President

Attested:

By: /s/ Michael M. Sullivan
    ------------------------------
    Michael M. Sullivan, Secretary

                         CERTIFICATE OF AMENDMENT OF THE
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                                SCI SYSTEMS, INC.

                          (FORMERLY SPACE CRAFT, INC.)

      SCI Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That at a meeting of the Board of Directors of SCI Systems, Inc. a resolution was duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of SCI Systems, Inc. (formerly Space Craft, Inc.), declaring said amendment to be advisable, and declaring that approva1 of said amendment should be considered at the next Annual Meeting of Shareholders.

      SECOND: The Board of Directors at said meeting of the Board of Directors resolved that Article Twelve (a )(ii) of the Second Restated Certificate of Incorporation of SCI Systems, Inc. should be amended by deleting the words "three years" the first time those words appear in the third sentence of Article Twelfth (a)(ii) and replacing them with the words "one year" so that the third sentence of Article Twelfth (a)(ii) will read:

      "At the 1987 Annual Meeting of Stockholders, Class I directors shall be elected for an initial term of one year, Class II directors for an initial term of two years, and Class III directors for an initial term of three years."

      THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

      FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FIFTH: That the capital of SCI Systems, Inc. shall not be reduced, nor the capital stock of SCI General Corporation be increased, under or by reason of said amendment.

      IN WITNESS WHEREOF, SCI SYSTEMS, INC. has caused this Certificate to be signed by A. Eugene Sapp, Jr., its President, and attested by D. Lynn Cox, Esq., its Secretary, this 17th day of March, 1988.


                                                 SCI SYSTEMS, INC.
                                                 By: /s/ A. Eugene Sapp, Jr.
                                                     -------------------------
                                                     A. Eugene Sapp, President

      ATTESTED:
      /s/ D. Lynn Cox
      ---------------
      D. Lynn Cox, Esq.

                         CERTIFICATE OF AMENDMENT TO THE
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                                SCI SYSTEMS, INC.
                          (FORMERLY SPACE CRAFT, INC.)

      SCI SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That at a meeting of the Board of Directors of SCI Systems, Inc., a resolution was duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of SCI Systems, Inc. (formerly Space Craft, Inc.), declaring said amendment to be advisable, and declaring that approval of said amendment be considered at the next Annual Meeting of Stockholders.

      SECOND: The Board of Directors at said meeting of the Board of Directors resolved that Article Fourth of the Second Restated Certificate of Incorporation of SCI Systems, Inc. should be amended by deleting the Section (a) of Article Fourth in its entirety and by substituting in lieu thereof the following:

      "FOURTH. (a) The aggregate number of shares which the corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares of common stock with par value of ten cents ($0.10) per share (hereinafter called the "Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock without par value (hereinafter called the "Preferred Stock"). At every meeting of the stockholders, every holder of stock of the corporation, be it Common Stock or Preferred Stock, shall be entitled to one vote, in person or by proxy, for each share of Common Stock or Preferred Stock standing in his name on the books of the corporation. The Common Stock and the Preferred Stock shall vote together as one class unless otherwise expressly required by law."

      THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

      FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, SCI Systems, Inc. has caused this Certificate to be signed by A. Eugene Sapp, Jr., its Chief Executive Officer and authorized officer, and attested by Michael M. Sullivan, its Secretary, this third day of November, 2000.


                                              SCI SYSTEMS, INC.

                                              By:        /s/ A. Eugene Sapp, Jr.
                                                         -----------------------
                                              Name:      A. Eugene Sapp, Jr.
                                              Title:     Chief Executive Officer

ATTESTED:

By:      /s/ Michael M. Sullivan
         ------------------------------
         Michael M. Sullivan, Secretary